EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is between William Miller (“Miller") and Federal Home Loan Bank of Indianapolis, its parent, subsidiary and affiliated companies or entities, all current and former officers, directors, employees, agents, attorneys and contractors for these companies, (herein collectively referred to as "FHLBI" or "Bank"). Miller and FHLBI are collectively referred to as the "Parties".
In consideration of the mutual promises described herein, the Parties agree as follows:

1.Miller’s employment by the Bank shall terminate on February 19, 2021 (“Effective Termination Date”).
2.In exchange for Miller entering into this Agreement, FHLBI agrees to provide to Miller the following severance benefits:
(a)40 weeks of severance pay, payable in one lump sum of $312,940.00; less applicable taxes and deductions. This payment shall be made within 21 days after the effective date of this Agreement as defined in Paragraph 23.
(b)A lump sum payment of $5718.26 less applicable taxes and deductions, which represents the approximate equivalent of the Bank’s contribution towards the cost of Miller’s group health, dental, and vision benefit coverage for ten (10) months. This payment shall be made within 21 days after the effective date of this Agreement as defined in Paragraph 23.
(c)Outplacement services known as the Career Assistance Program will be provided for a three (3) month period. Outplacement services will be provided by HRD Advisory Group and billed directly to the Bank. Payment for any such services extending beyond three (3) months shall be the responsibility of Miller.
(d)FHLBI will provide Miller with a Reference Letter which is set forth in Attachment A.
3.The Parties agree that this Agreement and any payments made pursuant to this Agreement are subject to the prior review and non-objection by the Finance Agency and that the Finance Agency has not completed its review or issued its non-objection to the Bank.
4.After the payments and consideration to Miller are made as outlined in Paragraph 2, FHLBI shall have no other obligations or liabilities to Miller except as set forth in this Paragraph 4. Miller’s receipt of the severance benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims Miller may have against FHLBI and FHLBI shall have no responsibility to Miller or his beneficiaries concerning the payment of wages, profit sharing, bonus, or any other compensation or benefit that may have been available to Miller as a result of his employment at or termination from FHLBI with the exception of the following:
(a)Additional lump-sum payments, less applicable taxes and deductions, of the Deferral Awards (as defined in the Incentive Plan and collectively referred to in this Agreement as "Deferral Payments") as a Level I Participant under the Incentive Plan. These additional lump-sum Deferral Payments will occur as earned and distributed per the terms and conditions of the Incentive Plan, and are expected to be made not later than March 15th of the year following the year in which they are earned. The first Deferral Payment is anticipated to be distributed on or before March 15, 2021, and the last Deferral Payment is anticipated to be distributed on or before March 15, 2024, all in accordance with the terms and conditions of the Incentive Plan. These Deferral Payments are subject to the approval by the Bank's board of directors and a review and non-objection by the Finance Agency (consistent with the terms of the Incentive Plan and Finance Agency regulations).
5.In exchange for the foregoing benefits, Miller irrevocably and unconditionally releases and forever discharges (i) FHLBI, (ii) its parent, subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, agents, attorneys and contractors as well as (iv) all predecessors, successors and assigns thereof (collectively the "Released Parties") from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, discovered or undiscovered, matured or unmatured, which Miller now has or may have had through the effective date of this Agreement, that arise out of or relate in any manner to Miller’s employment with FHLBI, the severance thereof, or any contract, plan, policy, or program, oral or written, between Miller and the Released Parties, or any potential claim described in this Agreement, or any other matter or claim from whatever cause based upon facts pre-existing to or existing at the time of the execution of this Agreement.
6.Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Miller may possess pursuant to the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000(d), et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Indiana Civil Rights Law, as amended, I.C. 22- 9-1, et seq.; the Indiana Wage Claim Statutes, I.C. 22-2-5-1 et seq.; and I.C. 22-2-9-1 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 652 et seq.; the National Labor Relations Act, 29 U.S.C. § 141 et seq.; the Immigration Reform and Control Act, 8U.S.C. § 1101 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2611 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. the Federal Deposit Insurance Act whistleblower provision; 12 U.S.C. § 1831j(a)(2); and any other federal, state or local laws governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Miller’s employment with FHLBI or leaving of that employment, (iii) any claims alleged or which could have been alleged in any charge or complaint against FHLBI; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of FHLBI; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress.
7.The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Miller's rights or claims that may arise after Miller signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Miller may have under any Pension Plan, Savings Plan (i.e., 401(k) plan) provided by FHLBI as of the date of Miller's termination, such items to be governed exclusively by the terms of the applicable plan documents.

8.Miller also agrees not to sue or bring any action before a court against any of the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing in this Agreement shall:
(a)Prevent Miller from challenging under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626) the knowing and voluntary nature of Miller’s release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission (“EEOC”); or
(b)Prevent Miller from filing an administrative charge with the EEOC or any other federal, state or local agency.
(c)Prevent Miller from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible
9.Notwithstanding Miller’s right to file an administrative charge with the EEOC or any other federal, state, or local agency, Miller agrees that with his release of claims in this Agreement, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Miller in this Agreement. For example, Miller waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Miller, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency.

Further, with Miller's release of claims in this Agreement, Miller specifically assigns to the Company Miller's right to any recovery arising from any such proceeding.

10.The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the Older Workers Benefits Protection Act (29
U.S.C. § 626) and any similar laws governing release of claims. Accordingly, Miller hereby acknowledges that:

(a)Miller has carefully read and fully understands all of the provisions of this Agreement and that Miller has entered into this Agreement knowingly and voluntarily;
(b)The Severance Benefits offered in exchange for Miller’s release of claims exceed in kind and scope that to which Miller would have otherwise been entitled;
(c)Miller is advised by this Agreement to consult with an attorney of his choice prior to signing this Agreement;
(d)Miller has been offered a period of forty-five (45) days within which to review and consider this Agreement and the Older Workers’ Benefit Protection Act age and job title class list entitled “Information and Eligibility Criteria Notice Pursuant to the Older Workers Benefit Protection Act” (Attachment B) in a format that allows Miller to make a knowing, voluntary and fully informed choice about whether to accept or reject the Agreement. Miller has been informed that he may, at any time during this forty-five (45) day consideration period and the revocation period in Paragraph 23 below, both (1) request and obtain an updated version of the list and (2) express any concern that he may have about the format or content about this list and that he has availed himself of those opportunities to the extent he felt it necessary in order to make a voluntary, knowing and fully informed decision; and
(e)Miller acknowledges that he may waive all or any part of this forty-five (45) day consideration period by signing this Agreement prior to the expiration of the period. However, if this Agreement is not executed by the forty-fifth (45th) day, the terms offered by FHLBI in this Agreement are withdrawn and any later execution of this Agreement by Miller is void.
11.FHLBI and Miller specifically reserve any and all rights to bring an action to remedy a breach of this Agreement.
12.Miller agrees not to make or publish any statement (orally or in writing) or instigate, assist, or participate in the making or publication of any statement that is in any way critical, negative, or derogatory or would libel, slander, or disparage or expose to contempt, or ridicule: (1) the FHLBI; (2) its products, services, affairs, or operations; or (3) the FHLBI’s directors, officers, agents, representatives, employees, job candidates or shareholders. Miller understands and agrees that this Paragraph 12 is of the utmost importance to FHLBI and is a material provision of this Agreement.

FHLBI has reminded FHLBI's Board of Directors and members of the FHLBI Executive Management Team of their confidentiality obligations under the FHLBI Code of Conduct and that all external requests for references from prospective employers regarding Miller, whether written or verbal, must be directed to Kania Lottie Chief HR & Diversity, Equity, and Inclusion Officer at klottie@fhlbi.com as per FHL Bank Indianapolis Employee Handbook Section 206 in effect dated December 31, 2020.
13.Miller shall respond to any inquiry about the status of his separation only by stating that the parties have terminated their relationship on an amicable basis. Miller acknowledges that revealing any other information would cause FHLBI injury and damages. Miller understands and agrees that this Paragraph is of the utmost importance to FHLBI and is a material provision of this Agreement. Miller shall continue to be bound by the terms of the Non-Solicitation and Non-Disclosure Agreement between FHLBI and Miller.
14.Miller agrees that, upon a material breach of Paragraphs 5, 6, 8, 12 or 13, of this Agreement, FHLBI shall have an automatic and unfettered right to terminate and cease any of the payments and other consideration agreed to be provided to Miller under this Agreement, including but not limited to the payments and consideration contained in Paragraph 2 of this Agreement. Miller further agrees that in the event of a material breach of Paragraphs 5, 6, 8, 12 or 13 of this Agreement or any of their terms and conditions by Miller, he will be required to repay to FHLBI all but One Thousand Dollars ($1,000.00) of the Severance Benefits paid to him by FHLBI, (if such repayment is not otherwise prohibited by applicable law) with the express understanding that Miller’s retention of the One Thousand Dollars ($1,000.00) is adequate legal consideration for the continued release of claims provided in Paragraphs 5, 6 and 8 of this Agreement.
15.Miller warrants under penalty of perjury that:

(a)Prior to signing this Agreement he has raised with FHLBI any and all concerns and information he has regarding any possible legal and/or ethical issues in connection with FHLBI business, including, but not limited to any potential violations of FHLBI policies and any applicable federal, state or local statutes, ordinances, rules, or regulations.

(b)He has no knowledge of any fact, document, or other information, that may indicate that Bank or any of its employees, agents, or officers have violated any FHLBI policy or any applicable federal, state or local statutes, ordinances, rules, or regulations, nor is she aware of others who claim to, or in her opinion, have such facts or information.
(c) He has no basis or reason to believe the Bank or any of its employees, agents or officers may have violated any FHLBI policy or any applicable federal, state, or local statutes, ordinances, rules or regulations.
16.Miller agrees not to seek re-employment with FHLBI, its successors, or assigns at any time in the future and agrees that any such application shall not be entitled to consideration, unless the FHLBI agrees in writing to waive this provision. For purposes of this Paragraph 16 only, "FHLBI" refers solely to the Federal Home Loan Bank of Indianapolis located in Indianapolis, Indiana.
17.The Parties represent and acknowledge that in executing this Agreement, they did not rely and have not relied upon any representations or statements made by any of the other Parties, or by any of the other Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.
18.This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the respective Parties and to their administrators, representatives, executors, successors and assigns.
19.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed as part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, they will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
20.No waiver of any condition or covenant contained in this Agreement or failure to exercise a right or remedy by any of the Parties hereto shall be considered to imply or constitute a further waiver by such Party of the same or any other condition, covenant, right or remedy.

21.This Agreement is made and entered into in the State of Indiana and shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without respect to its decisions on conflict of laws. Any lawsuit commenced to enforce the terms of this Agreement shall be commenced in a court of competent jurisdiction in the State of Indiana, and if in federal court, in the U.S. District Court for the Southern District of Indiana, Indianapolis Division. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.
22.With the exception of the Mandatory Mutual Agreement to Arbitrate (“Arbitration Agreement”), that the parties have already agreed to, this Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior conversations, agreements, or understandings between the Parties pertaining to this subject matter. This Agreement may be modified only by a writing executed by both Parties. The parties re-affirm here in that, unless expressly provided for in the Arbitration Agreement, this Agreement shall be enforced under the terms of the Arbitration Agreement.
23.For a period of seven (7) calendar days following his execution of this Agreement, Miller may revoke this Agreement personally or through his attorney by written notice to Kania Lottie, Chief HR & Diversity, Equity, and Inclusion Officer, at FHLBI at the following e-mail address: klottie@fhlbi.com. If such notice is oral, either by telephone or in person, it shall be confirmed immediately in writing. If Miller does not so revoke this Agreement within seven (7) calendar days following his execution of the Agreement, this Agreement shall become effective on the eighth (8th) calendar day following Miller's execution of this Agreement.
24.By making this Agreement, neither Miller nor the Released Parties admit that they have done anything wrong, including the commission of any tort, breach of contract, or violation of any federal, state or local statute, law, or ordinance. Neither the existence of this Agreement nor any of its terms shall be admitted into evidence in any proceeding except for the purpose of enforcing the provisions of this Agreement.
25.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, fully enforceable counterpart for all purposes, but all of which shall constitute one and the same instrument.

26.Any action by any of the Released Parties to enforce any obligation or duty owed to them under this Agreement may be brought by FHLBI, its successor or assign without joinder of other affiliates of that corporation.
27.Miller agrees that a violation of Paragraphs 12 or 13 of this Agreement will cause irreparable harm and injury to FHLBI and that FHLBI shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction (without the posting of any security or bond) enjoining and restraining the violating Party from doing or continuing to do any such acts and any other violations or threatened violations of this Agreement. Miller is solely responsible for paying the appropriate taxes owed on the moneys being paid under this Agreement.
28.None of the Severance Benefits are for medical treatment or injuries to Employee caused or attributed to the Company. The Parties have made every effort to adequately protect Medicare’s interest, if any, in this Agreement, and have not shifted responsibility for medical treatment to Medicare in contravention of federal law. Any present or future action or decision by Center for Medicare Services (CMS) regarding this Agreement, or Employee’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or affect the finality of this Agreement or release of claims. Employee waives any and all private causes of action for damages pursuant to 42 U.S.C. § 1395, and acknowledges that the Company will report any payments to CMS if specifically required by law to do so.
29.Because neither side can represent what position the Internal Revenue Service, or any other government entity, will take with respect to these payments, it is mutually agreed that each side will be responsible for any miscalculations for which it is legally responsible without indemnification or any other recourse from the other side. If it is subsequently determined that Miller should have paid taxes on any amount which he did not pay taxes, the interest and penalties are his responsibility alone. The Parties expressly waive the right to seek indemnification or reimbursement from the other as the result of any government decision on the taxability of the amounts paid in settlement.
30.It is expressly agreed that this is a final Agreement and that in the event the Internal Revenue Service, or any other government entity, determines that Miller owes more taxes, he has no right to seek additional sums from FHLBI, even though the amount paid will decrease by the amounts owed to the government.
31.All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Miller is a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after Miller’s death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Miller’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Miller and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Miller. Miller shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

MILLER ACKNOWLEDGES AND AGREES THAT HE FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. MILLER ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. MILLER FURTHER

ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE BANK FROM ANY AND ALL CLAIMS.

Date: 4/2/2021	/s/ William D. Miller
William Miller

Date: 4/2/2021	/s/ Cindy L. Konich
An Authorized Representative of Federal Home Loan Bank of Indianapolis

Date: 4/2/2021	Kania D. Lottie
An Authorized Representative of Federal Home Loan Bank of Indianapolis

ATTACHMENT A

April 1, 2021

To Whom It May Concern:

I write on behalf of William Miller, the former EVP, Chief Economist of Federal Home Loan Bank of Indianapolis (“FHLBank of Indianapolis”). Mr. Miller was a valued employee with a strong work ethic and his many contributions are recognized and appreciated. Mr. Miller held a number of key, senior roles and was promoted several times during his tenure at FHLBank of Indianapolis from July 2011 until February 2021.

Mr. Miller began his career with FHLBank Indianapolis in July 2011 as the FVP – Director of Capital Markets. He held this position until April 2013 after which he held the role of FVP – Chief Capital Markets Officer until February 2014.

In February 2014, Mr. Miller was promoted to the role of SVP, Chief Risk Officer and he served in that capacity until December 2016. Mr. Miller was promoted again in January 2017 into the role of EVP, Chief Risk Officer. In November of 2018, Mr. Miller’s role expanded to include compliance officer duties and he served as the EVP, Chief Risk and Compliance Officer until May of 2020.

In May 2020, Mr. Miller was selected as Chief Economist and head of the Economics and Research Department as part of the Bank’s strategic initiative to streamline operations, drive efficiency and focus on operational excellence throughout the organization.

The FHLBank of Indianapolis appreciates Mr. Miller’s commitment and service to the organization and wishes him all the best in his future endeavors.

Sincerely,

/s/ Cindy L. Konich
President-CEO

ATTACHMENT TO SEVERANCE AGREEMENT AND RELEASE

Attachment B

Information and Eligibility Criteria Notice
Pursuant to the Older Workers Benefit Protection Act

PROGRAM ELIGIBILITY FACTORS

An employee is eligible for the program, provided that the employee:

•is a full-time or part-time employee of Federal Home Loan Bank of Indianapolis (“Company”); and

•is separated from the Company involuntarily as a result of position eliminations on or about February 19, 2021 involving all roles in the Economics and Research Department;

•is determined to be an eligible participant in the Company’s Severance Pay Plan effective November 20, 2020 and (i) is not disqualified from or ineligible for severance benefits under the Severance Pay Plan, and (ii) signs and returns the Severance Agreement and Release in the form provided to him and within the time allowed.

PROGRAM SELECTION CRITERIA

Employees were selected for position eliminations based upon the complete elimination of the employee’s department. All roles in the employee’s Economics and Research department were selected for elimination and no roles remain in that department.

Attachment B

Job Titles and Ages of Employees
Impacted by the Reduction in Force

Job Title	Age
EVP, Chief Economist	62
FVP, Associate Economist	49

Attachment C

Job Titles and Ages of Employees
Not Impacted by the Reduction in Force

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